Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports 27% and 25% Revenue Growth for the Full Year and Fourth Quarter 2012

Irvine, Calif. (February 27, 2013) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and twelve months ended December 31, 2012.

John McDermott, Endologix President and Chief Executive Officer, said, “In 2012 we achieved another year of strong revenue growth driven by continued adoption of the AFX® Endovascular AAA System. Our U.S. sales team continues to gain share with existing customers while also introducing more physicians to the unique benefits of anatomical fixation. Internationally we grew 61% in 2012, led by our new direct sales and marketing team in Europe that has done a great job building the Endologix business in a short period of time. Overall, we believe we are well positioned to continue gaining market share, particularly as we begin to leverage our new product pipeline.”

Mr. McDermott added, “During the first quarter 2013, we received CE Mark for the Nellix® EndoVascular Aneurysm Sealing System. This significant milestone will allow us to begin a controlled market introduction in Europe of the Nellix system in March 2013. The Nellix system is a revolutionary new device that we expect will simplify aortic aneurysm repair and improve clinical outcomes."

Financial Results

Global revenue in the fourth quarter of 2012 was $29.2 million, a 25% increase from $23.4 million in the same quarter of 2011. For the year ended December 31, 2012, total revenue increased 27% to $105.9 million, compared to $83.4 million for the year ended December 31, 2011.

U.S. revenue in the fourth quarter of 2012 was $23.4 million, a 20% increase compared with $19.4 million in the fourth quarter of 2011, which was largely driven by the continued adoption of the AFX system and the expansion of the U.S. sales force through the addition of clinical specialists. International revenue was $5.9 million, a 47% increase compared to $4.0 million in the fourth quarter of 2011. The international sales increase is attributable to a transition to a direct sales organization in Europe, beginning in September 2011, and improved penetration in the Latin American and Japanese markets.

Gross profit was $22.1 million in the fourth quarter of 2012, which represents a gross margin of 76%. This compares with gross margin of 77% in the fourth quarter of 2011. Gross profit was $80.7 million for the year ended December 31, 2012, representing a gross margin of 76%. This compares with gross margin of 78% for the year ended December 31, 2011. Lower gross margins for the three and twelve months ended December 31, 2012 are the result of a greater proportion of international sales to global sales in both periods, and certain royalty payments that had not yet commenced in the corresponding 2011 periods.

Total operating expenses were $27.8 million in the fourth quarter of 2012, compared to $21.3 million in the fourth quarter of 2011. Total operating expenses for the year ended December 31, 2012 were $102.6 million, compared with $83.1 million for the year ended December 31, 2011. Operating expenses for the year ended December 31, 2012 include a $5.0 million charge related to the Company's previously announced settlement agreement with Cook Incorporated, $1.0 million purchase of an exclusive license to patents used in the Nellix system, and $0.4 million in transaction costs to acquire our former Italian distributor's business.

Marketing and sales expenses were $15.0 million in the fourth quarter of 2012, an increase from $11.5 million in the prior year period. For the year ended December 31, 2012, marketing and sales expenses were $54.0 million, an increase from $44.7 million for the year ended December 31, 2011. These increases were driven primarily by the costs associated with building the Company's direct sales organization in Europe.

Research and development expenses were $4.7 million in the fourth quarter of 2012, an increase from $3.9 million in the prior year period.  For the year ended December 31, 2012, research and development expenses were $16.6 million, a slight decrease from $16.7 million for the year ended December 31, 2011.  For the full year 2012 research and development expenses were primarily focused on the development of Ventana and the Nellix system.

Clinical and regulatory affairs expenses were $1.6 million in the fourth quarter of 2012, an increase from $1.4 million in the prior year period.  For the year ended December 31, 2012, clinical and regulatory affairs expenses were $6.3 million, an increase from $4.4 million for the year ended December 31, 2011.  These increases were primarily driven by the continued enrollment and follow-up costs associated with PEVAR and Ventana clinical trials, and various costs to achieve CE Mark approval of Ventana and the Nellix system.

General and administrative expenses were $6.5 million in the fourth quarter of 2012, up from $4.4 million in the same period in 2011. For the year ended December 31, 2012, general and administrative expenses were $20.3 million, up from $15.5 million for the year ended December 31, 2011. These increases were driven primarily by legal and administrative expenses associated with the establishment of European operations.

Endologix reported a net loss for the fourth quarter of 2012 of $6.5 million, or $(0.11) per share, compared with a net loss of $3.7 million, or $(0.06) per share, for the fourth quarter of 2011. The fourth quarter 2012 loss includes a $1.0 million non-cash charge for the increase of the contingent liability related to the Nellix acquisition. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the fourth quarter of 2012 of $5.5 million, or $(0.09) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the fourth quarter of 2011 of $3.2 million, or $(0.06) per share.

For the year ended December 31, 2012, Endologix reported a net loss of $35.8 million, or $(0.60) per share, compared to a net loss of $28.7 million, or $(0.51) per share, for the year ended December 31, 2011. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the year ended December 31, 2012 of $15.7 million, or $(0.26) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the year ended December 31, 2011 of $16.5 million, or $(0.29) per share.

Total cash and cash equivalents were $45.1 million as of December 31, 2012, compared to $20.0 million as of December 31, 2011.

Financial Guidance

Endologix anticipates 2013 revenue to be in the range of $126 million to $133 million, representing growth of 19% to 25% from 2012. Endologix anticipates a GAAP loss in 2013 of ($0.14) to ($0.17) per share and an adjusted EBITDA (non-GAAP and defined below) of $0.01 to $0.05 per share, and anticipates generating cash in the second half of 2013.

Conference Call Information

Endologix management will host a conference call today to discuss these topics, beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-201-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-858-384-5517 from outside the U.S., and entering pin number 408133. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System is not approved in the United States for either investigational use or commercial sale. The Ventana™ Fenestrated System is an investigational device in the United States and international markets.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to increase in market share, 2013 financial guidance, product development, product launches, the benefits of the Nellix system, sales force expansion and litigation expenses, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. The Nellix system has obtained CE mark in the EU, but is an investigational device and is not available for marketing in the US. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Company's existing products and related new products, product research and development efforts, unexpected litigation expenses, risks associated with the Company's international operations, the Company's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
Discussion of Non-GAAP Financial Measures
The Endologix management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, and (3) “Adjusted EBITDA'" measures enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance; (ii) providing enhanced measures of progress towards generating positive cash flows from core operations; and (iii) being more comparable with financial results over various periods.  Endologix management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance.

Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) all effects arising from applicable business combination accounting under GAAP for its acquisition of Nellix; (ii) settlement costs; (iii) contract termination fees and business acquisition expenses; and (iv) business development expenses.

In the three months ended December 31, 2012, this GAAP adjustment to net loss specifically represents: the fair value adjustment to the liability for contingent payments (in the form of Endologix common stock) to the former shareholders of Nellix.

In the year ended December 31, 2012, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix (in the form of Endologix common stock); (ii) the cost of the Cook settlement; (iii) expenses associated with the acquisition of its distributor in Italy; and (iv) the cost of an exclusive patent.

In the three months ended December 31, 2011, this GAAP adjustment to net loss specifically represents: the fair value adjustment to the liability for contingent payments (in the form of Endologix common stock) to the former shareholders of Nellix.

In the year ended December 31, 2011, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix (in the form of Endologix common stock); and (ii) distribution agreement fees with a pan-European distributor and a separate distributor in Italy.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the liability for contingent payments to the former shareholders of Nellix (in the form of Endologix common stock); (ii) contract termination fees; (iii) the effects of acquisitions or other business development transactions; and (iv) other non-recurring expenses or income, as described by Endologix.

"Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by average shares outstanding (basic and diluted, as applicable under GAAP).

"GAAP" is generally accepted accounting principles in the United States.

Adjusted EBITDA Definition:

“Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Loss” plus interest, income taxes, depreciation expense, amortization expense, and stock-based compensation expense.

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Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
U.S.	$23,368	$19,415	$87,063	$71,695
International	5,779	3,977	18,808	11,722
Total revenue:	29,147	23,392	105,946	83,417
Cost of goods sold	7,135	5,394	25,283	18,746
Gross profit	$22,012	$17,998	$80,664	$64,671
Operating expenses:
Research and development	$4,685	$3,926	$16,571	$16,738
Clinical and regulatory affairs	1,616	1,445	6,343	4,439
Marketing and sales	15,030	11,453	53,952	44,655
General and administrative	6,452	4,438	20,266	15,525
Contract termination and business acquisition expenses	—	—	422	1,730
Settlement costs	—	—	5,000	—
Total operating expenses	27,783	21,262	102,555	83,087
Loss from operations	$(5,771)	$(3,264)	$(21,891)	$(18,416)
Other expense	411	13	347	100
Change in fair value of contingent consideration related to acquisition	(1,000)	(500)	(13,700)	(10,500)
Total other expense	(589)	(487)	(13,353)	(10,400)
Net loss before income tax	$(6,360)	$(3,751)	$(35,243)	$(28,816)
Income tax (expense) benefit	$(233)	$86	$(531)	$86
Net loss	$(6,593)	$(3,665)	$(35,774)	$(28,730)
Basic and diluted net loss per share	$(0.11)	$(0.06)	$(0.60)	$(0.51)
Shares used in computing basic and diluted net loss per share	61,561	57,267	59,811	56,592

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(6,593)	$(3,665)	$(35,774)	$(28,730)
Fair value adjustment to Nellix contingent consideration liability	1,000	500	13,700	10,500
Settlement costs	—	—	5,000	—
Contract termination and business acquisition expenses	—	—	422	1,730
Acquisition of exclusive intellectual property rights	—	—	1,000	—
(1) Adjusted Net Loss	$(5,593)	$(3,165)	$(15,652)	$(16,500)
(2) Adjusted Net Loss per Share	$(0.09)	$(0.06)	$(0.26)	$(0.29)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(5,593)	$(3,165)	$(15,652)	$(16,500)
Interest expense	—	8	7	32
Income tax expense (benefit)	233	(86)	531	(86)
Depreciation and amortization	532	485	2,183	2,729
Stock-based compensation	2,949	972	6,471	4,136
(3) Adjusted EBITDA	$(1,879)	$(1,786)	$(6,460)	$(9,689)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$45,118	$20,035
Accounts receivable, net	22,600	15,542
Other receivables	320	405
Inventories	18,087	18,099
Other current assets	1,443	1,023
Total current assets	87,568	55,104
Property and equipment, net	4,984	4,454
Goodwill	29,022	27,073
Intangibles, net	43,356	43,439
Other assets	173	185
Total assets	$165,103	$130,255
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,194	$13,949
Total current liabilities	17,194	13,949
Long term liabilities:
Deferred income taxes	1,035	1,029
Deferred rent	—	8
Contingently issuable common stock	52,400	38,700
Total liabilities	70,629	53,686
Stockholders' equity:
Common stock, $0.001 par value	63	59
Additional paid-in capital	295,338	241,441
Accumulated deficit	(200,014)	(164,240)
Treasury stock at cost, 494,700 shares	(661)	(661)
Accumulated other comprehensive loss	(252)	(30)
Total stockholders' equity	94,474	76,569
Total liabilities and stockholders' equity	$165,103	$130,255